EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - PLAYTEX]                                          PLAYTEX PRODUCTS, INC.

                                                          300 NYALA FARMS ROAD
                                                          WESTPORT, CT  06880

FOR IMMEDIATE RELEASE                                     PRESS RELEASE
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FOR MORE INFORMATION, CONTACT:
Laura Kiernan
Director Investor Relations
(203) 341-4262



  PLAYTEX PRODUCTS ANNOUNCES NEW CHAIRMAN AND CHANGES TO ITS BOARD OF DIRECTORS


WESTPORT, CT (JANUARY 8, 2004) - PLAYTEX PRODUCTS, INC. (NYSE: PYX) announced today that its Board of Directors has elected Douglas D. Wheat as Chairman of the Board to succeed Robert B. Haas as Chairman. Mr. Haas will remain a director of Playtex. Todd D. Robichaux was elected as a new member of the Board, replacing Wyche H. Walton who resigned.

Mr. Wheat has been a director of Playtex since 1995 and is President of Haas Wheat & Partners, L.P. Mr. Robichaux is a Managing Director of Haas Wheat. Partnerships affiliated with Haas Wheat are major shareholders of Playtex. Mr. Walton is a Managing Director of Haas Wheat and has been a director of Playtex since 1998.

"After serving as Chairman of the Board for eight years, I am delighted to pass the baton of Board leadership to Doug," said Mr. Haas. "As my long-term partner in Haas Wheat, I am certain that Doug is exceptionally well qualified to lead the Board of Playtex as the Company continues to focus on its strategy to enhance growth and profitability for the long-term and to maximize shareholder value."

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX infant feeding products, WET ONES, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX tampons, BANANA BOAT, WOOLITE rug and upholstery cleaning products, PLAYTEX gloves, BINACA and OGILVIE.


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